Exhibit 99

         OMI Corporation Announces 2003 First Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--April 23, 2003--OMI Corporation (NYSE:OMM) a major international tanker owner and operator today announced its financial results for the first quarter ended March 31, 2003. OMI reported net income of $25,728,000 or $0.33 basic and diluted earnings per share ("EPS") for the first quarter 2003 compared to net income of $377,000 or $0.01 basic and diluted EPS for the first quarter 2002.
    Revenue of $83,785,000 for the three months ended March 31, 2003 and increased $39,439,000 compared to revenue of $44,346,000 for the three months ended March 31, 2002.
    Net income without gains and losses on dispositions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without non-recurring gains and losses from writedowns or disposals of assets and investments. While Net income without gains and losses on dispositions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without gains and losses on dispositions should not be considered an alternative to net income or other measurements under generally accepted accounting principles. The following table is a reconciliation of Net income to Net income without gains and losses on dispositions:


For the quarter ended March 31,              2003                 2002
                                       2003   EPS    2002          EPS
                                      --------------------------------
(In thousands, except EPS)
(Unaudited)
Net Income                          $25,728  $0.33  $ 377  $     0.01

Add (Subtract):
Loss on Disposal/Writedown of
  Assets-Net                          3,215   0.04    289          --
Gain on Disposal of Investments                      (103)         --
                                    -------  ------- ------    -------
                                    $28,943  $0.37 $  563  $     0.01
                                    =======  ======= ======    =======


    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "We are pleased with the quarter. We earned $28.9 million ($.37 per share) before the writedown relating to the sale of our two oldest product carriers. Compare this with the $15.5 million of net income for all of 2002. This demonstrates the high profitability of the Company in strong markets. We also took steps to preserve and increase future earnings: we refinanced approximately $245 million of existing indebtedness at a decreased margin over LIBOR; the loan increased our liquidity and extended the term to 2010; and we ordered new product carriers backed by three five year time charters with one of the world's leading oil companies. Those charters commence at the deliveries of the vessels next year and provide for a profitable base rate as well as profit sharing to allow us to benefit further in strong tanker markets. With debt to total capitalization at 53% and $74 million in cash and other liquidity, we are in the strongest financial position in our history. The future looks good for us. The present is also good, with the tanker rate environment remaining strong at the start of the normally weaker second quarter leading us to expect a strong second quarter."

    RECENT ACTIVITIES

    Highlighted below are our most recent 2003 activities:

    -- In 2003, time charter equivalent ("TCE") rates for OMI's Suezmax fleet and product carrier fleet have shown significant improvement over the comparable first quarter 2002 and the previous fourth quarter 2002 average spot rates. TCE revenue or voyage revenue less voyage expenses from vessels operating in the spot market is used for TCE rate calculations as a measure of analyzing fluctuations in voyage revenue between financial periods and as a method of equating revenue generated from a voyage charter to time charter revenue. The following table reflects the improvement in average daily TCE rates earned in the spot market during the first quarter 2003 as compared to 2002:



                     First    First            First   Fourth
                   Quarter  Quarter  Percent Quarter  Quarter  Percent
Major Vessel                          Change                    Change
 Categories on
 Spot:                2003     2002             2003     2002
---------------    ---------------------------------------------------
Suezmax Tankers
 average daily TCE $45,222  $14,821     206% $45,222  $24,878      82%
Product Carriers
 average daily
 rate TCE          $13,265  $ 7,806      70% $13,265  $ 8,602      54%



    -- In January and March 2003 we ordered two 37,000 dwt ice class 1A product carriers to be delivered in July and October 2004. These two vessels and the sister ship ordered in December 2002 will begin five-year time charters upon delivery.

    -- During January and March 2003, we took delivery of two product carrier newbuildings that began three-year time charters upon delivery.

    -- During March 2003, we agreed to sell two 1984 built single-hull product carriers, one of which was delivered in April 2003, and the other of which is expected to be delivered by May 2003.

    -- During March 2003, the Company consolidated, amended and restated two loan agreements. The modification resulted in a reducing revolving credit facility in the amount of $245.0 million, which matures on March 14, 2010. The refinancing results in several benefits for the Company: removal of certain restrictive covenants, reduction of the margin over LIBOR, additional liquidity and extending the facility for an additional five years.

    Time Charter Equivalent Revenue

    Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. The Company earned TCE revenue of $71,470,000 for the three months ended March 31, 2003. TCE revenue comprises time charter revenue ("TC revenue") and voyage revenue less voyage expenses from vessels operating in the spot market. TC revenue is revenue earned by vessels under contract for a specific period in time with duration usually greater than one year. During the first quarter 2003, 34 percent or $24,097,000 of OMI's TCE revenue was earned by vessels operating on long-term time charters ($21,207,000 by the Clean Fleet and $2,890,000 by the Crude Oil Fleet). The percent of TC revenue to total TCE revenue declined from the fourth quarter 2002 percentage of 46 percent ($22,382,000) because TCE revenue earned by vessels operating in the spot market was higher; however, there was $1,715,000 more earnings from TC revenue during the first quarter 2003 compared to the fourth quarter 2002. There was an increase of 77 percent or $20,698,000 in TCE revenue earned in the spot market during the first quarter 2003 compared to the fourth quarter 2002 and over 200 percent increase or $31,815,000 earned in the spot market in the first quarter 2003 compared to the first quarter 2002. Other TCE revenue was $72,000 during the first quarter 2003.


                                              First    First
                                            Quarter  Quarter    2003
TC Revenue                                    2003     2002  Increase
----------                                 --------------------------
Crude Oil Fleet                            $ 2,890  $ 2,882
Product Carrier Fleet                       21,207   17,815
                                           -------   -------
Total                                      $24,097  $20,697   $3,400
                                           -------   -------  -------
% of TC Revenue to total TCE revenue            34%      57%

                                               First   Fourth
                                             Quarter  Quarter    2003
TC Revenue                                     2003     2002  Increase
----------                                  --------------------------
Crude Oil Fleet                             $ 2,890  $ 3,107
Product Carrier Fleet                        21,207   19,275
                                            -------  -------
Total                                       $24,097  $22,382   $1,715
                                            -------  -------   -------
% of TC Revenue to total TCE revenue             34%      46%



    Our business strategy is to blend long-term contract revenue at attractive rates with the ability to capture earnings upswings in rising spot markets with the Suezmax tanker fleet, certain of our product carriers, Panamaxes, ULCC and from profit sharing arrangements (currently for five of the product carriers on time charter). Currently 20 vessels of our 36 vessels (excluding one vessel to be sold in May 2003) operate on time charters. However, the majority of our tonnage, including all of our Suezmaxes, operates in the spot market, giving us the ability to take advantage of increases in rates. All of our contracts that have profit sharing arrangements have a floor rate and profit sharing without a cap. In 2004, three more vessels with profit sharing arrangements will be delivered. These profit sharing arrangements enable us to take advantage of upturns in the markets while protecting our downside. The contracted time charter revenue schedule below does not include any profit sharing in the future periods; however, profit sharing of $1.5 million earned by one vessel for the quarter ended March 31, 2003 and $4.4 million for profit sharing earned by five vessels is included for 2002. Projected requirements for off hire relating to drydock are included. The following reflects our contracted TC revenue through 2006.


(In millions)        2000   2001   2002    2003    2004   2005   2006
                     ----   ----   ----    ----    ----   ----   ----
TC Revenue          $16.3  $43.5  $90.4  $104.8  $101.1  $52.4  $33.3
Number of Vessels(a)  5     14     17      22(b)   14(c)   9(d)   5(e)


(a) Number of vessels at the end of each year.

(b) During 2003, one time charter terminates and four newbuildings begin time charters.

(c) 23 vessels operate on time charters during 2004 (including three vessels that will begin time charters upon delivery); assuming no extensions, 9 vessels complete time charter contracts during the year.

(d) 14 vessels operate on time charters during 2005; assuming no extensions, 5 vessels complete time charters.

(e) 9 vessels operate on time charters during 2006; assuming no extensions, 4 vessels complete time charters.

Note: TC revenue is the amount contracted to date in the table above and does not include projections other than for expected delivery dates of newbuildings and offhire relating to drydock. We intend to time charter the nine vessels, which have time charters expiring in 2004 at opportunistic times when attractive rates are available.



    Capital Expenditures

    2003 Drydocks

    We anticipate drydocking approximately 13 vessels in 2003 (subsequent to March 2003) for an estimated aggregate cost of $6,900,000, and will incur approximately 323 off-hire days. Currently we plan to drydock three vessels (one handymax and two Suezmaxes) in the second quarter for an aggregate of 82 days with a projected cost of $1,405,000. One Suezmax vessel began a voyage at the end of the first quarter to the shipyard where it will be drydocked. The following is a breakdown of the estimated drydock cost (in thousands) for the year 2003 to be amortized over approximately 2.5 years and allocation of offhire days by vessel type and charter type (Spot or TC):



                                         Number of Days           Cost
                                         --------------           ----
    Clean:
    ------
    Handymax and Handysize-TC                121                $2,990
    Handysize (single hull)-Spot              22                   630

    Crude:
    ------
    Handysize-TC                              44                   900
    Panamax-Spot                              22                   580
    Suezmax-Spot                              60                   900
    ULCC-Spot                                 54                   900
                                             ----                 ----

    Total                                    323               $ 6,900
                                             ====              =======



    Capital Expenditures for Newbuildings

    OMI has commitments to purchase five product carriers currently under construction, all of which begin time charters upon delivery. Construction and delivery payments in the three remaining quarters of 2003 will aggregate approximately $58,990,000 ($54,083,000 was paid in the first quarter 2003, which includes the delivery of two newbuildings) and approximately $67,536,000 in aggregate will be paid in 2004. Bank financing will provide most of the amounts to be paid.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market improvement which began last fall continued in the first quarter of 2003, and the average TCE for Suezmax tankers in the West Africa to U.S. trade was more than 60% higher than the preceding quarter, about triple the rate prevailing at the same quarter a year ago and the highest level since late 2000. The crude tanker market improvement has been the result of several factors which more than offset a substantial increase in the world tanker fleet - higher world oil demand due to improvement in world economic activity, colder than normal winter in the Northern Hemisphere at a time of very low oil inventory levels, continuous problems with Japan's nuclear power plants, and a substantial increase in ton miles resulting from higher long-haul Middle East OPEC production to replace the anticipated loss of Iraqi oil production as well as to cover the shortfall of oil production in Venezuela and Nigeria. Freight rates in the crude oil tanker market have softened thus far in the second quarter, but are still seasonally strong.
    The average OPEC oil production in the first quarter 2003 totaled about 26.8 million barrels a day ("b/d "), up 1.55 million b/d compared to the same period last year. At the same time, the average oil output by the long-haul Middle East OPEC producers totaled about
19.9 million b/d, 2.5 million b/d compared to the same time a year ago and 1.0 million b/d more than the production in the proceeding quarter. It is likely that the long-haul OPEC countries will continue to produce more oil in the foreseeable future compared to a year ago, affecting positively the demand for tankers, since oil production in Venezuela and Nigeria is expected to be somewhat diminished for a while, at a time of persistent low commercial oil inventories in the United States, Western Europe and Japan.
    The world tanker fleet totaled 286.5 million dwt at the end of the first quarter 2003, up by about 7.0 million dwt or 2.5% from the year-end 2002 level. The tanker orderbook totaled about 64.9 million dwt, or 22.7% of the existing fleet at the end of March 2003. Approximately 23.3 million dwt are for delivery in the balance of 2003, 24.0 million dwt in 2004 and most of the balance in 2005. The tanker orderbook includes 57 Suezmaxes aggregating approximately 8.9 million dwt or 24.3% of the existing internationally trading Suezmax tanker fleet.
    At the end of the first quarter 2003, approximately 58.2 million dwt or 20.3% of the total tanker fleet was 20 or more years old, including 28.8 million dwt or 10.1% of the fleet which was 25 or more years old. Furthermore, 26 Suezmaxes were 20 or more years old, including 17 Suezmaxes, which were 25 or more years old.
    Tanker sales for scrap and for Floating Storage Offloading (FPSO) conversion have totaled about 2.3 million dwt, including three Suezmaxes and three VLCCs as a result of high tanker freights thus far in 2003. Tanker scrappings, however, are likely to be high in the next few years given the age profile of the tanker fleet and stricter regulations.
    As a result of the recent sinking off Spain of the 26 year old Aframax tanker PRESTIGE and the extensive pollution of a substantial portion of the Spanish coast, the Council of the European Union (the "Council") has agreed on proposals to ban from European ports single hull tankers carrying heavy fuel oil, heavy crude oil, bitumen and tar. Furthermore, the Council has agreed to accelerate the phase-out of single-hull tankers prior to the timetable set forth in the April 2001 IMO regulation. This means that single hull crude tankers of 20,000 dwt or more and single hull product tankers of 30,000 dwt or more without segregated ballast tanks will be banned from European Union (EU) ports when they are 23 years old, beginning in 2003, or in 2005 at the latest, and all single-hulled tankers will be banned from EU trades by 2010. In addition, tankers with only double sides or double bottoms will be allowed to operate in European ports after 2010 but not beyond the anniversary of the date of delivery of the ship in 2015 or the date on which the vessel reaches 25 years, whichever is the earlier date. At the end of 2002, there were 134.4 million dwt tankers or 48% of the total tanker fleet, which would be affected. Finally, the Council has agreed that all single-hull tankers shall comply with the Condition Assessment Scheme (CAS) from the age of 15 years, beginning in 2005. The CAS will be carried out every two and a half years through stringent inspections specifically developed to detect structural weaknesses of tankers. These proposals are expected to be approved by the European Parliament and be adopted immediately upon their approval early in the summer this year.

    Product Tanker Overview

    The product tanker market improvement which began in the last two months of last year continued in the first quarter of 2003 and the average TCE for handysize product tankers in the Caribbean was more than 60% higher than the preceding quarter as well as the same time a year ago. The improvement was the result of a colder than normal winter and increased movement of heating oil as well as the gradual return of Venezuelan oil product exports, notwithstanding a substantial increase of the world product tanker fleet. Freight rates in the product tanker market have softened thus far in the second quarter, but remain at high levels.
    The world product tanker fleet totaled about 50.4 million dwt at the end of the first quarter 2003, up by about 3.1% from the year-end 2002 level. The product tanker orderbook for delivery over the next few years totals about 18.9 million dwt, or about 37.5% of the existing product tanker fleet at the end of March 2003. Approximately
5.8 million dwt are for delivery in the balance of 2003, 8.0 million dwt in 2004 and most of the balance in 2005. At the end of March 2003,
12.6 million dwt or 25% of the existing fleet was 20 or more years old. It seems that the product tanker fleet will grow substantially, given the high orderbook for delivery in the next few years, unless scrappings accelerate.
    In the short term, the tanker market is likely to be affected by developments in the current Middle East conflict. For the balance of 2003, higher world oil demand in the second half of the year, as is usually the case, combined with low commercial oil inventories in the U.S., Western Europe and Japan and the likelihood of the stricter tanker regulations in the European Union, which are expected to accelerate the phase out of single hull tankers beginning early next summer, would support the tanker market. However, given the high tanker orderbook for delivery this year, the level of tanker rates will depend on the level of world economic activity and the oil demand growth as well as the level of tanker scrappings.

    FLEET REPORT

    OMI's fleet currently comprises 36 vessels (excluding the product carrier to be sold by May 2003) aggregating approximately 2.7 million dwt, consisting of eight Suezmaxes, including two chartered-in, three Panamax tankers carrying crude oil, 22 handysize and handymax product carriers, including one chartered-in, two handysize crude oil tankers and one ultra large crude carrier ("ULCC").
    During January and March 2003, we took delivery of two handymax newbuildings, the MOSELLE and the ROSETTA. The OTTAWA, which is a Panamax newbuilding included below under Vessels Ordered, will be delivered in May 2003. One of the two product carriers contracted for sale during the first quarter of 2003 was delivered to new owners in April and the other will be delivered by May 2003 and is excluded from the fleet list below.
    The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels and vessels currently on order:


                                            Year               Charter
Name of Vessel                  Type of     Built      Dwt  Expiration
--------------                  Vessel      --------------------------
                                -------

CRUDE OIL FLEET:
----------------
     SETTEBELLO                 ULCC         1986   322,466       SPOT
     SOMJIN                     Suezmax      2001   160,183       SPOT
     DELAWARE                   Suezmax      2002   159,452       SPOT
     DAKOTA                     Suezmax      2002   159,435       SPOT
     SACRAMENTO                 Suezmax      1998   157,411       SPOT
     PECOS                      Suezmax      1998   157,406       SPOT
     SABINE                     Suezmax      1998   157,332       SPOT
     OLIVER JACOB (A)           Suezmax      1999   157,327       SPOT
     MAX JACOB (A)              Suezmax      2000   157,327       SPOT
     ELBE                       Panamax      1984    66,800       SPOT
     NILE                       Panamax      1981    65,755       SPOT
     VOLGA                      Panamax      1981    65,689       SPOT
     TANDJUNG AYU               Handysize    1993    36,362    5/2005
     BANDAR AYU                 Handysize    1993    36,345    7/2005
                                                     ------
                                                  1,859,290
                                                  ---------
CLEAN FLEET:
------------
     NECHES                     Handymax     2000    47,052    9/2004
     SAN JACINTO                Handymax     2002    47,038    3/2005
     MOSELLE                    Handymax     2003    47,038    1/2006
     GUADALUPE                  Handymax     2000    47,037   11/2004
     AMAZON                     Handymax     2002    47,037    1/2005
     ROSETTA                    Handymax     2003    47,015    3/2006
     JAG PRATAP (A)             Handymax     1995    45,693   10/2003
     ORONTES                    Handysize    2002    37,383    3/2005
     OHIO                       Handysize    2001    37,278   12/2004
     ASHLEY                     Handysize    2001    37,270   11/2004
     MARNE                      Handysize    2001    37,230    9/2004
     TRINITY                    Handysize    2000    35,834   10/2006
     MADISON                    Handysize    2000    35,828    9/2006
     RHONE                      Handysize    2000    35,775    4/2004
     CHARENTE                   Handysize    2001    35,751    9/2004
     ISERE                      Handysize    1999    35,438    9/2004
     SEINE                      Handysize    1999    35,407    7/2004
     SHANNON                    Handysize    1991    29,999       SPOT
     RACER                      Handysize    1989    29,998       SPOT
     RAIN                       Handysize    1990    29,998       SPOT
     SEVERN                     Handysize    1988    29,998       SPOT
     ALMA                       Handysize    1988    29,996    6/2004
                                                     ------
                                                    841,093
                                                    -------
     Total Current Fleet                          2,700,383
                                                  =========

VESSELS ORDERED
---------------
                                         Date To
                                             Be               Charter
Name of Vessel                  Type of  Delivered      Dwt Expiration
--------------                  Vessel   ---------      --- ----------
                                -------

     OTTAWA                     Panamax    5/2003    70,100    5/2008
     TAMAR                      Panamax    7/2003    70,100    7/2008
     LOIRE                      Handysize  4/2004    37,000    4/2009
     GARONNE                    Handysize  7/2004    37,000    7/2009
     TO BE NAMED                Handysize 10/2004    37,000   10/2009
                                                     ------
                                                    251,200
                                                    -------
     Total with Vessels On
      Order                                       2,951,583
                                                  ---------
(A)  Vessel chartered-in



    Currently there are three vessels chartered-in; the OLIVER JACOB, charter expires June 2010, the MAX JACOB, charter expires December 2006 and the JAG PRATAP, charter expires October 2003.


    FINANCIAL INFORMATION

    RESULTS

    The following table summarizes OMI Corporation's results of operations for the three months ended March 31, 2003 compared to the three months ended March 31, 2002.


                                                  FOR THE THREE MONTHS
                                                     ENDED MARCH 31,
RESULTS OF OPERATIONS                                    2003    2002
----------------------                                  -----    -----
(In thousands except per share data)
(Unaudited)

Voyage revenues                                       $83,697 $44,346
Voyage expenses                                        12,227   8,011
                                                      -------  -------
Time charter equivalent revenue                        71,470  36,335
Other revenue                                              88      --
Vessel expenses and charter hire expense               19,945  17,344
Depreciation and amortization                          12,099  10,148
General and administrative expenses                     4,534   3,286
Loss on disposal / writedown of assets-net  (1)         3,215     289
                                                      -------  -------
Operating income                                       31,765   5,268
                                                      -------  -------

Interest expense                                       (6,130) (5,489)
Interest income                                            93     188
Gain on disposal of investments  (2)                       --     103
Benefit for income taxes (3)                               --     307
                                                      -------  -------
Net income                                            $25,728 $   377
                                                      =======  =======
Basic earnings per share                              $  0.33 $  0.01
Diluted earnings per share                            $  0.33 $  0.01

Weighted average shares outstanding-basic              76,836  70,248
Weighted average shares outstanding-diluted            77,036  70,441
Adjusted EBITDA (4)                                   $47,079 $15,705

(1) The 2003 loss of $3,215,000 resulted from the loss on the writedown of two 1984 built product carriers contracted for sale to their net realizable values. Both vessels are to be delivered in the second quarter 2003. The 2002 loss on disposal of $289,000 resulted from the loss on disposal of a 1988 built product carrier, which was sold in April 2002.

(2) The 2002 gain on disposal of investments resulted from the sale of a marketable security during the quarter.

(3) The 2002 Benefit for income taxes represents a reversal of an accrual for taxes provided for at the time of the spin-off in 1998. All tax years through the time of the spin-off of the Company in 1998 have been closed.

(4) Adjusted EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While Adjusted EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Adjusted EBITDA should not be considered an alternative to net income or other measurements under generally accepted accounting principles. The following table is a reconciliation of Net Income to Adjusted EBITDA.

                                                  FOR THE THREE MONTHS
                                                     ENDED MARCH 31,
RECONCILIATION TO ADJUSTED EBITDA                        2003    2002
---------------------------------                     -------- -------
(In thousands)
(Unaudited)

Net income                                            $25,728 $   377

Plus (Minus):
Depreciation and amortization                          12,099  10,148
Loss on disposal/ writedown of assets-net               3,215     289
Interest expense                                        6,130   5,489
Interest income                                           (93)   (188)
Gain on disposal of investments                            --    (103)
Benefit for income taxes                                   --    (307)
                                                      -------  -------
Adjusted EBITDA                                       $47,079 $15,705
                                                      =======  =======


    TCE revenue, which is voyage revenue less voyage expenses and time charter revenue, of $71,470,000 increased $35,135,000 for the three months ended March 31, 2003 from $36,335,000 earned for the three months ended March 31, 2002. The total fleet net increase in operating or TCE revenue earning days was 661 days, 483 days for the Clean Fleet and 178 days for the Crude Oil Fleet. Increases in TCE revenue during the first quarter of 2003 compared to the first quarter of 2002 were attributed primarily to increases in:

    -- the Suezmax fleet by $24,464,000 because of a significant improvement in spot rates in this sector during the first quarter of 2003. Rates averaged $45,222 per day compared to the first quarter 2002 average of $14,821 per day. In addition there were 178 more operating days in first quarter 2003 primarily resulting from two vessels delivered in the second half of 2002 that aggregated $8,951,000 in TCE revenue earned in the first quarter 2003,

    -- the product carriers operating in the spot market by $3,416,000 because of higher rates earned by our vessels (combined with additional earnings from the vessel chartered-in last October), which averaged $13,265 per day during first quarter 2003 compared to $7,806 for the first quarter of 2002,

    -- the product carriers operating on time charters by $3,392,000, resulting from 206 more operating days in the first quarter of 2003 from the delivery of two newbuildings in January and March 2003 and more operating days from the three newbuildings delivered January and March 2002,

    -- the Panamax vessels by $2,284,000 because of a significant improvement in spot rates which averaged $20,030 per day in the first quarter of 2003 compared to the first quarter 2002 average of $11,570 per day, and

    -- the ULCC TCE revenues by $1,651,000 because the vessel earned in 2003 time charter revenue which averaged $15,149 per day in the first quarter 2003 compared to a loss during the first quarter of 2002 due to a significant amount of days the vessel was unemployed.

    Vessel expenses and charter hire expense increased $2,601,000 for the three months ended March 31, 2003. Vessel expenses increased $990,000 primarily from additional vessel costs for the vessels acquired and charter hire expense increased by $1,611,000 during the three months ended March 31, 2003 compared to the same period in 2002. The increase in charter hire expense resulted from a product carrier chartered in during October 2002, in addition to increased charter hire expense for the vessel chartered-in during June 2002 after the sale leaseback. Depreciation and amortization expense increased $1,951,000 during the three months ended March 31, 2003 because of the acquisition of vessels and amortization for drydock expense for drydocks performed in 2002.

    OTHER FINANCIAL INFORMATION

    The following table is OMI's Condensed Balance Sheets as of March 31, 2003 and December 31, 2002:


                                                              DECEMBER
                                                  MARCH 31,       31,
CONDENSED BALANCE SHEETS                            2003         2002
------------------------                          --------    --------
(In thousands)                                   (unaudited)


Cash and cash equivalents                        $   32,959  $ 40,890
Other current assets                                 31,760    27,928
Vessels held for sale                                 9,555        --
Vessels and other property-net                      902,874   864,953
Construction in progress (newbuildings)              32,524    37,857
Other assets                                         17,385    17,993
                                                 ----------   --------
Total assets                                     $1,027,057  $989,621
                                                 ==========  =========
Current portion of long-term debt                $   13,152  $ 32,602
Current liabilities (1)                              27,728    28,135
Long-term debt (1)                                  509,532   477,959
Other liabilities                                    13,072    13,103
Total stockholders' equity                          463,573   437,822
                                                 ----------  ---------
Total liabilities and stockholders' equity       $1,027,057  $989,621
                                                 ==========  =========

    (1) As of March 31, 2003, the available debt undrawn under credit facilities was $45,470,000. Currently $42,020,000 of debt is available.



    The following table is OMI's Condensed Cash Flows for the three months ended March 31, 2003 and 2002:



                                                  FOR THE THREE MONTHS
                                                     ENDED MARCH 31,

CONDENSED CASH FLOWS                                    2003     2002
--------------------                                   ------   ------
(In thousands)
(unaudited)

Operating activities                                $ 37,052 $  8,084

Investing activities                                 (54,714) (67,393)

Financing activities                                   9,731   62,171
                                                    --------- --------

Net (decrease) increase in cash and cash
 equivalents                                          (7,931)   2,862
Cash and cash equivalents at the beginning of
 the year                                             40,890   17,730
                                                    --------- --------
Cash and cash equivalents at the end of the
 period                                             $ 32,959 $ 20,592
                                                    ========= ========



    FINANCIAL ITEMS

    Interest expense during the three months ended March 31, 2003 increased $641,000 compared to the three months ended March 31, 2002. The net increase was primarily due to interest expense related to the financing for vessel acquisitions. The average outstanding debt for the first quarter 2003 of $503,499,000 was $52,711,000 higher than the first quarter 2002 average debt balance of $450,788,000 due to additional borrowings for acquisitions above that of the repayments from the disposal of vessels.
    The Company currently has $42,020,000 available under lines of credit.
    The Company's debt to total capitalization at March 31, 2003 was 53 percent and net debt to total capitalization was 52 percent (net debt is total debt less cash and cash equivalents and net capitalization is total debt plus stockholders' equity less cash and cash equivalents).

    RESULTS BY FLEET

    The following discussion of Vessel Operating Income for the crude and clean segments excludes Loss on disposal/writedown of assets-net and General and administrative expenses.
    Crude Oil Fleet-Vessel Operating income increased $26,152,000 for the three months ended March 31, 2003. The net increase in Vessel Operating Income during the first quarter 2003 was primarily attributable to an increase in the Suezmax and Panamax TCE revenue resulting from improved spot rates in addition to increased earnings for the two Suezmaxes delivered in September and October 2002.



BREAKDOWN BY FLEET
-------------------
In thousands, except daily rates &
 expenses, number of                         FOR THE THREE MONTHS
vessels and operating days                      ENDED MARCH 31,
                                                  (Unaudited)    Net
CRUDE OIL FLEET:                           2003         2002   Change
                                          ------       ------  -------
  Suezmaxes:
     TCE Revenue                      $  32,469     $  8,005  $24,464
                                      ---------     --------- --------
     Vessel Expenses                      2,772        2,391      381
     Charter Hire Expense                 4,405        3,628      777
     Depreciation and Amortization        3,262        2,131    1,131
                                      ---------     --------- --------
     Vessel Operating Income (Loss)   $  22,030     $   (145) $22,175
                                      =========     ========= ========
     Average daily TCE (Spot)         $  45,222     $ 14,821  $30,401
     Average daily vessel expense     $   5,133     $  5,313  $  (180)

     Average number of vessels for
      the period (1) *                        8            6        2
     Number of TCE revenue days
      (Spot)  (2)                           718          540      178

  ULCC:
     TCE Revenue                      $   1,363     $   (288) $ 1,651
                                      ---------     --------- --------
     Vessel Expenses (3)                    486          777     (291)
     Depreciation and Amortization          502          472       30
                                      ---------     --------- --------
     Vessel Operating Income (Loss)   $     375     $ (1,537) $ 1,912
                                      =========     ========= ========

     Average daily TCE                $  15,149     $ (3,201) $18,350
     Average daily vessel expense
      (3)                             $   5,400     $  8,633  $(3,233)

     Average number of vessels for
      the period                              1            1       --
     Number of TCE revenue days              90           90       --

  Panamaxes:
     TCE Revenue                      $   5,408     $  3,124  $ 2,284
                                      ---------     ---------  -------
     Vessel Expenses                      1,818        1,899      (81)
     Depreciation and Amortization        1,419        1,174      245
                                      ---------     ---------  -------
     Vessel Operating Income          $   2,171     $     51  $ 2,120
                                      ==========    ========= ========

     Average daily TCE                $  20,030     $ 11,570  $ 8,460
     Average daily vessel expense     $   6,733     $  7,033  $  (300)

     Average number of vessels for
      the period                              3            3       --
     Number of TCE revenue days             270          270       --

  Other Crude:
     TCE Revenue                      $   2,890     $  2,882  $     8
                                      ---------     --------- --------
     Vessel Expenses                        617          554       63
     Depreciation and Amortization          714          714       --
                                      ---------     --------- --------
     Vessel Operating Income          $   1,559     $  1,614  $   (55)
                                      =========     ========= ========

     Average daily TCE                $  16,013     $ 16,011  $     2
     Average daily vessel expense     $   3,428     $  3,078  $   350

     Average number of vessels for
      the period                              2            2       --
     Number of TCE revenue days             180          180       --

Total Crude Fleet Operating Income    $  26,135     $    (17) $26,152
                                      =========     ========= ========

*Includes two vessels chartered-in during the 2003 and 2002 periods shown.

(1) In September and October 2002, two Suezmax newbuildings were delivered.

(2) In June 2002, a Suezmax vessel previously chartered-in was purchased, and sold in a sale leaseback transaction. The vessel was chartered-in as an operating lease.

(3) Vessel expenses were lower during the first quarter 2003 compared to the first quarter 2002 primarily because of the timing of Stores and Maintenance and repair expenses in comparison to the 2002 first quarter.



    Clean Fleet- Vessel Operating Income increased $4,089,000 for the three months ended March 31, 2003 over the comparable three months ended March 31, 2002. The increase in Vessel Operating Income for the 2003 first quarter was attributable to the increase of $2,235,000 for vessels operating in the spot market and the increase of $1,854,000 for the product carriers operating on time charters (including the increase in profit sharing earned by one vessel in the first quarter 2003 over the 2002 period).




BREAKDOWN BY FLEET
In thousands, except daily rates
 & expenses, number of                      FOR THE THREE MONTHS
vessels and operating days                    ENDED MARCH 31,
                                           (Unaudited)         Net
CLEAN FLEET:                        2003          2002       Change
                                   ------        ------      -------
  Products-on spot:
     TCE Revenue                 $ 8,205     $   4,789      $3,416
                                 --------    ---------      ------
     Vessel Expenses               2,942         2,958         (16)
     Charter Hire Expense          1,242            --       1,242
     Depreciation and
      Amortization                 1,608         1,653         (45)
                                 --------    ---------      ------
     Vessel Operating Income     $ 2,413     $     178      $2,235
                                 ========    =========      ======


     Average daily TCE           $13,265     $   7,806      $5,459
     Average daily vessel
      expense                    $ 5,448     $   4,825      $  623

     Average number of vessels
      for the period (1), (2)  *       7           6.8         0.2
     Number of TCE revenue days      620           613           7

  Products-on time charter:
     TCE Revenue   (3)           $21,207     $  17,815      $3,392
                                 --------    ---------      ------
     Vessel Expenses               6,111         5,155         956
     Depreciation and
      Amortization                 4,499         3,917         582
                                 --------    ---------      ------
     Vessel Operating Income     $10,597     $   8,743      $1,854
                                 ========    =========      ======

     Average daily TCE   (3)     $15,200     $  14,907      $  293
     Average daily vessel
      expense                    $ 4,367     $   4,317      $   49

     Average number of vessels
      for the period   (4)          15.6          13.3         2.3
     Number of TCE revenue days    1,400         1,194         206

Total Clean Fleet Operating
 Income                          $13,010     $   8,921      $4,089
                                 ========    =========      ======

*Includes one vessel chartered-in during 2003.

(1) A vessel was sold in April 2002.

(2) A vessel was chartered-in during October 2002 for a one year period.

(3) During the first quarter 2003, OMI recognized profit sharing of approximately $1,454,000 compared to $1,273,000 for the first quarter 2002.

(4) In January and March 2003, two handymax product carriers were acquired. In January and March 2002, two handymax product carriers and one handysize product carrier were acquired.



    Loss on disposal / writedown of assets-net- The March 31, 2003 quarter end net income of $25,728,000 includes a net loss of $3,215,000 resulting from the writedown of two 1984 built product carriers contracted for sale to their net realizable values. One vessel was delivered to owners in April 2003 and the other will be delivered by May 2003. Net income of $377,000 for the quarter ended March 31, 2002, includes a net loss of $289,000 primarily from the sale of a 1988 product carrier in April 2002.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements include, without limitation: estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefor; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding; statements regarding financial hedges and their affects.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONFERENCE CALL

    OMI Corporation will hold an earnings presentation on Wednesday, April 23, 2003 at 2:00 p.m. The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 5:00 p.m. on April 23, 2003 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 407335).

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203/602-6789